Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated October 9, 2018, with respect to the combined financial statements of Ameristar Casino Kansas City, LLC, d/b/a Ameristar Kansas City, Ameristar St. Charles, LLC, d/b/a Ameristar St. Charles, Belterra Resort Indiana, LLC, d/b/a Belterra Resort, OGLE HAUS, LLC, d/b/a Ogle Haus Inn, and PNK (Ohio), LLC, d/b/a Belterra Park included in the Form 8-K/A of Boyd Gaming Corporation.

/s/ ERNST & YOUNG LLP

Las Vegas, Nevada
December 20, 2018